Exhibit 99.1
                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                          Contact:  John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
 							 (402) 894-3036



                WERNER ENTERPRISES REPORTS FOURTH QUARTER
                  AND ANNUAL 2010 REVENUES AND EARNINGS

Omaha, Nebraska, January 26, 2011:
---------------------------------

      Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported improved revenues and earnings for the fourth quarter and year ended December 31, 2010.

      Summarized financial results for fourth quarter and year 2010 compared to fourth quarter and year 2009 are as follows (dollars in thousands, except per share data):


                          4Q10      4Q09    Difference     2010        2009     Difference
		        --------  --------  ----------  ----------  ----------  ----------
Total revenues          $463,214  $439,638          5%  $1,815,020  $1,666,470          9%
Trucking revenues,
 net of fuel surcharge  $327,682  $319,022          3%  $1,287,068  $1,256,355          2%
Value Added Services
 ("VAS") revenues        $59,834   $62,315        (4)%    $250,983    $217,942         15%
Operating income         $40,627   $30,620         33%    $134,582     $96,691         39%
Net income               $24,115   $18,004         34%     $80,039     $56,584         41%
Earnings per diluted
 share			   $0.33     $0.25         33%       $1.10       $0.79         40%


      Werner Enterprises achieved significantly improved results in 2010 compared to 2009. We would like to take this opportunity to thank all of our associates for their hard work, dedication and continued commitment to further improvement in 2011.

     As noted in our third quarter 2010 earnings release, freight volume trends in October 2010 in our One-Way Truckload business softened when compared to third quarter 2010 and management's expectations for this season of the year, and those trends continued into mid November 2010. Freight volume trends improved in mid November 2010 through the first week of December 2010 and then returned to more typical seasonal levels for the remainder of December 2010. Freight trends thus far in January have shown the typical seasonal decline from fourth quarter to first quarter, and our freight volumes to date in 2011 have been slightly lower than those in the same period of 2010.

      Our average revenues per total mile increased 4.2% in fourth quarter 2010 compared to fourth quarter 2009 due to rising contractual pricing, higher spot market rates and a lower average percentage of empty miles. Sequentially from third quarter 2010 to fourth quarter 2010, average revenues per total mile increased slightly, because few customer contracts were eligible for renewal during fourth quarter 2010. In the first half of 2011, a significant amount of our business will become eligible for rate increases through contractual renewals or repricing opportunities.

      The safety regulatory landscape for the trucking industry is rapidly changing, and we believe these changes will significantly impact the trucking industry. We also believe we are well prepared and positioned to adapt to these anticipated regulatory changes and achieve continued success.

     In December 2010, the Federal Motor Carrier Safety Administration ("FMCSA") took another significant step in implementing its Compliance Safety Accountability 2010 ("CSA") program by making public on its website the specific safety rating measurement and percentile ranking scores for over 500,000 trucking companies. CSA also accumulates information on commercial truck drivers. Under the CSA program, the public can access carrier scores and data (including a carrier's roadside safety inspection, out-of-service and moving violation histories) for five Behavior Analysis and Safety Improvement Categories ("BASICs"). Our current CSA scores for each of the five publicly available BASICs meet the FMCSA's acceptable performance threshold. As carriers, shippers, brokers, vendors and others review, evaluate and make operational and business decisions using CSA data, we anticipate that drivers and trucking companies will leave the market, although it is difficult to predict the duration and extent to which this may occur.

     In December 2010, the FMCSA also issued a proposed rule that, if adopted, would modify the hours of service ("HOS") regulations that govern the work hours for commercial truck drivers. After a two-month comment period, the FMCSA will evaluate comments from industry constituents and the public and adopt a final HOS rule that must be published by July 2011, pursuant to a prior legal settlement agreement. At that time, it is expected the FMCSA will provide an HOS policy implementation timetable for carriers. Since the FMCSA made significant revisions to the HOS rules in 2003, the trucking industry has reduced the number of large trucks involved in fatal crashes by 32%. Overall, if the proposed HOS policies are adopted, we anticipate that throughout the industry driver work hours would be reduced, causing lower driver and truck productivity, reduced flexibility for carriers and customers, increased traffic congestion, and increased rest area congestion. If implemented, more drivers and more trucks would be needed to transport the existing amount of truck freight in the market. The resulting negative effect would likely be cost increases to carriers, shippers and consumers.

     In January or February 2011, the FMCSA is expected to issue proposed rulemaking regarding the required use of electronic on-board recorders ("EOBRs") to enhance the monitoring and enforcement of the driver hours of service rules. If and when implemented, it is expected that a significant number of trucking companies may be required to begin using EOBRs. In 1998, Werner Enterprises became the first carrier under a pilot program to receive a Department of Transportation exemption to use an electronic hours of service system in place of paper logbooks. We believe our current system is similar to the expected EOBR proposals. For the last 13 years, Werner has managed the work hours of its drivers using this internally developed system that is fully integrated with the satellite tracking global positioning devices installed on Werner trucks. If EOBRs become the required standard for most, if not all, trucking companies, Werner believes this would help to level the competitive playing field and be beneficial for our company.

     We remain committed to maintaining our truck count at approximately 7,300 trucks. Our primary objectives continue to be expanding our operating margins and improving our returns on assets, equity and capital, while staying true to our expanded portfolio of services for our customers.

     We continue to diversify our business model with the goal of a balanced portfolio of revenues comprised of One-Way Truckload (which includes the Regional, medium-to-long-haul Van and Expedited fleets), Dedicated and Logistics (VAS). Our specialized services unit, primarily Dedicated, ended the quarter with 3,500 trucks (or 48% of our total fleet).

     Diesel fuel prices were 39 cents per gallon higher in fourth quarter 2010 than in fourth quarter 2009 and were 26 cents per gallon higher than in third quarter 2010. For the first 26 days of January 2011, the average diesel fuel price per gallon was 51 cents higher than the average diesel fuel price per gallon in the same period of 2010 and 52 cents higher than in first quarter 2010.

     The driver recruiting and retention market became more competitive beginning in second quarter 2010 which continues into first quarter 2011. We anticipate that the driver market will become more challenging during 2011. While historically higher national unemployment rates have aided our driver recruiting and retention efforts, we believe that an improved freight market, extended unemployment benefit payment programs and changing industry safety regulations are tightening driver supply. While we are not immune to fluctuations in the driver market, we continue to believe we are in a better position in the current market than many competitors because over 70% of our driving jobs are in more attractive, shorter-haul Regional and Dedicated fleet operations that enable us to return these drivers home more frequently.

     Our commitment to improving our safety record continued in fourth quarter 2010 with our accident frequency and severity declining compared to fourth quarter 2009. We experienced higher loss development on prior period claims in fourth quarter 2010. Insurance and claims costs per mile decreased to 8.4 cents in fourth quarter 2010 compared to 8.7 cents in fourth quarter 2009 and to 8.0 cents for the full year of 2010 compared to 9.6 cents for the full year of 2009. Although we have seen significant improvements in our accident frequency and severity, we remain committed to continued improvement in safety and reduction in insurance and claims costs.

     Gains on sales of assets were $2.8 million in fourth quarter 2010 compared to $1.3 million in fourth quarter 2009 and $1.4 million in third quarter 2010. The market for the sale of used trucks and trailers began to improve in third quarter 2010 and that trend accelerated in fourth quarter 2010. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

     In third quarter 2010, we began buying new trucks with the 2010-standard engines to replace older trucks we sell or trade. We remain committed to the ongoing investment required to maintain a best-in-class fleet while focusing on the lowest operating cost model for our customers. We continue to invest in environmentally friendly equipment solutions such as aerodynamic trucks, idling reduction systems, wide-based tires, and tire inflation systems. Over the last three years, Werner Enterprises has reduced its annual carbon footprint by over 148,000 tons. Our net capital expenditures in 2010 were $119.0 million. We expect to increase our net capital expenditures in 2011 to a range of $150.0 million to $200.0 million, which is based on a more normalized replacement cycle for our trucks and trailers.

     To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).


                               4Q10            4Q09             2010             2009
Value Added Services      --------------  --------------  ---------------  ---------------
  (amounts in 000's)         $       %       $       %       $        %       $        %
--------------------      --------------  --------------  ---------------  ---------------
Revenues                  $59,834  100.0  $62,315  100.0  $250,983  100.0  $217,942  100.0
Rent and purchased
  transportation expense   50,553   84.5   52,096   83.6   213,567   85.1   181,215   83.1
                          -------         -------         --------         --------
Gross margin                9,281   15.5   10,219   16.4    37,416   14.9    36,727   16.9
Other operating expenses    6,519   10.9    6,198    9.9    26,411   10.5    24,377   11.2
                          -------         -------         --------         --------
Operating income           $2,762    4.6   $4,021    6.5   $11,005    4.4   $12,350    5.7
                          =======         =======         ========         ========


     The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments.


					                   %                                       %
                            4Q10     4Q09   Difference  Change     2010      2009   Difference  Change
                           ------   ------  ----------  ------   -------   -------  ----------  ------
Total VAS shipments        60,884   65,249      (4,365)   (7)%   261,396   243,286      18,110      7%
Less: Non-committed
  shipments to Truckload
  segment		   20,499   26,190      (5,691)  (22)%    93,760    93,825         (65)     0%
                           ------   ------  ----------           -------   -------  ----------
Net VAS shipments          40,385   39,059       1,326      3%   167,636   149,461      18,175     12%
                           ======   ======  ==========           =======   =======  ==========

Average revenue
  per shipment             $1,376   $1,373          $3      0%    $1,346    $1,321         $25      2%
                           ======   ======  ==========           =======   =======  ==========


      In fourth quarter 2010, VAS revenues decreased 4%, gross margin dollars decreased 9% and operating income dollars decreased 31% compared to fourth quarter 2009. Operating income was essentially flat on a sequential basis from third quarter 2010 to fourth quarter 2010.

     Brokerage revenues in fourth quarter 2010 increased 14% compared to fourth quarter 2009 due primarily to increased shipment volume. Brokerage gross margin dollars increased at a lower rate of 7% because of the 90-basis point decline in the gross margin percentage over the same quarterly periods. Sequentially, the Brokerage gross margin percentage was flat from third quarter 2010 to fourth quarter 2010. Intermodal revenues increased 4% and intermodal operating income decreased 16%, comparing fourth quarter 2010 to fourth quarter 2009. Werner Global Logistics revenues declined 31% and operating results declined significantly in fourth quarter 2010 compared to fourth quarter 2009. This is attributed to a decrease in the number of shipments related to several international projects that ended during the latter part of second quarter 2010 and due to earlier peak shipping volumes for international shipments in third quarter 2010 relative to fourth quarter 2010.

      Comparisons of the operating ratios (net of fuel surcharge revenues) for the Truckload segment and VAS segment for fourth quarters and full years 2010 and 2009 are shown below.


Operating Ratios                     4Q10    4Q09   Difference   2010   2009   Difference
----------------                     -----   -----  ----------   -----  -----  ----------
Truckload Transportation Services    88.4%   91.7%    (3.3)%     90.6%  93.3%     (2.7)%
Value Added Services                 95.4    93.5      1.9       95.6   94.3       1.3


      Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for fourth quarter 2010 and fourth quarter 2009 are 90.4% and 92.9%, respectively, and for 2010 and 2009 are 92.1% and 94.1%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     Our financial position remains strong. We ended 2010 with no debt, $14.0 million of cash, and stockholders' equity of $669.0 million, after paying a $116.3 million special dividend to shareholders in December 2010.


                                                    INCOME STATEMENT DATA
                                                         (Unaudited)
                                           (In thousands, except per share amounts)

                                         Quarter       % of      Quarter      % of
                                          Ended      Operating    Ended     Operating
                                         12/31/10     Revenues   12/31/09    Revenues
                                         --------    ---------   --------   ---------
Operating revenues                       $463,214        100.0   $439,638       100.0
                                         --------    ---------   --------   ---------
Operating expenses:
   Salaries, wages and benefits           130,684         28.2    129,506        29.4
   Fuel                                    85,199         18.4     72,863        16.6
   Supplies and maintenance                38,525          8.3     35,775         8.1
   Taxes and licenses                      23,804          5.1     24,384         5.5
   Insurance and claims                    18,286          4.0     19,186         4.4
   Depreciation                            39,394          8.5     38,299         8.7
   Rent and purchased transportation       84,287         18.2     85,578        19.5
   Communications and utilities             3,867          0.8      3,624         0.8
   Other                                   (1,459)        (0.3)      (197)        0.0
                                         --------    ---------   --------   ---------
      Total operating expenses            422,587         91.2    409,018        93.0
                                         --------    ---------   --------   ---------
Operating income                           40,627          8.8     30,620         7.0
                                         --------    ---------   --------   ---------

Other expense (income):
   Interest expense                            30          0.0         17         0.0
   Interest income                           (412)        (0.1)      (435)       (0.1)
   Other                                      (38)        (0.0)      (114)       (0.0)
                                         --------    ---------   --------   ---------
      Total other expense (income)           (420)        (0.1)      (532)       (0.1)
                                         --------    ---------   --------   ---------

Income before income taxes                 41,047          8.9     31,152         7.1
Income taxes                               16,932          3.7     13,148         3.0
                                         --------    ---------   --------   ---------
Net income                                $24,115          5.2    $18,004         4.1
                                         ========    =========   ========   =========

Diluted shares outstanding                 72,989                  72,335
					 ========		 ========
Diluted earnings per share                   $.33                    $.25
					 ========		 ========



                                                       OPERATING STATISTICS
                                             Quarter Ended              Quarter Ended
                                               12/31/10      % Change     12/31/09
                                             -------------   --------   -------------
Trucking revenues, net of fuel surcharge (1)      $327,682       2.7%        $319,022
Trucking fuel surcharge revenues (1)                70,189      29.7%          54,108
Non-trucking revenues, including VAS (1)            62,005      -2.4%          63,545
Other operating revenues (1)                         3,338      12.7%           2,963
                                             -------------              -------------
     Operating revenues (1)                       $463,214       5.4%        $439,638
                                             =============              =============

Average monthly miles per tractor                    9,970      -1.7%          10,145
Average revenues per total mile (2)                 $1.501       4.2%          $1.440
Average revenues per loaded mile (2)                $1.690       3.6%          $1.632
Average percentage of empty miles                    11.19%     -5.3%           11.82%
Average trip length in miles (loaded)                  442      -4.5%             463
Total miles (loaded and empty) (1)                 218,309      -1.5%         221,599
Average tractors in service                          7,299       0.2%           7,281
Average revenues per tractor per week (2)           $3,453       2.5%          $3,370
Capital expenditures, net (1)                      $35,936                    $22,097
Cash flow from operations (1)                      $73,236                    $25,134
Return on assets (annualized)                          7.8%                       5.7%
Total tractors (at quarter end)
     Company                                         6,595                      6,575
     Owner-operator                                    680                        675
                                             -------------              -------------
          Total tractors                             7,275                      7,250

Total trailers (truck and intermodal,
  quarter end)					    23,850                     23,880


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                   INCOME STATEMENT DATA
                                          (In thousands, except per share amounts)

                                          Year        % of        Year        % of
                                         Ended     Operating     Ended     Operating
                                        12/31/10    Revenues    12/31/09    Revenues
                                       ----------  ---------   ----------  ---------
Operating revenues                     $1,815,020      100.0   $1,666,470      100.0
                                       ----------  ---------   ----------  ---------
Operating expenses:
   Salaries, wages and benefits           527,576       29.1      522,962       31.4
   Fuel                                   313,518       17.3      247,640       14.9
   Supplies and maintenance               155,943        8.6      141,402        8.5
   Taxes and licenses                      94,018        5.2       96,406        5.8
   Insurance and claims                    69,991        3.8       83,458        5.0
   Depreciation                           152,242        8.4      155,315        9.3
   Rent and purchased transportation      352,648       19.4      305,854       18.4
   Communications and utilities            15,123        0.8       15,856        0.9
   Other                                     (621)       0.0          886        0.0
                                       ----------  ---------   ----------  ---------
      Total operating expenses          1,680,438       92.6    1,569,779       94.2
                                       ----------  ---------   ----------  ---------
Operating income                          134,582        7.4       96,691        5.8
                                       ----------  ---------   ----------  ---------

Other expense (income):
   Interest expense                            47        0.0           99        0.0
   Interest income                         (1,536)      (0.1)      (1,779)      (0.1)
   Other                                     (166)      (0.0)        (466)      (0.0)
                                       ----------  ---------   ----------  ---------
      Total other expense (income)         (1,655)      (0.1)      (2,146)      (0.1)
                                       ----------  ---------   ----------  ---------

Income before income taxes                136,237        7.5       98,837        5.9
Income taxes                               56,198        3.1       42,253        2.5
                                       ----------  ---------   ----------  ---------
Net income                                 80,039        4.4      $56,584        3.4
                                       ==========  =========   ==========  =========

Diluted shares outstanding                 72,807                  72,075
                                       ==========              ==========
Diluted earnings per share                  $1.10                    $.79
                                       ==========              ==========


                                                       OPERATING STATISTICS
                                                     Year                  Year
                                                    Ended                 Ended
                                                   12/31/10   % Change   12/31/09
                                                  ----------  --------  ----------
Trucking revenues, net of fuel surcharge (1)      $1,287,068      2.4%  $1,256,355
Trucking fuel surchargerevenues (1)                  254,764     44.1%     176,744
Non-trucking revenues, including VAS (1)             259,628     16.9%     222,159
Other operating revenues (1)                          13,560     20.9%      11,212
                                                  ----------            ----------
     Operating revenues (1)                       $1,815,020      8.9%  $1,666,470
                                                  ==========            ==========


Average monthly miles per tractor                     10,012      0.8%       9,936
Average revenues per total mile (2)                   $1.477      2.6%      $1.439
Average revenues per loaded mile (2)                  $1.668      1.4%      $1.645
Average percentage of empty miles                      11.43%    -8.7%       12.52%
Average trip length in miles (loaded)                    445     -3.9%         463
Total miles (loaded and empty) (1)                   871,290     -0.2%     872,856
Average tractors in service                            7,252     -0.9%       7,321
Average revenues per tractor per week (2)             $3,413      3.4%      $3,300
Capital expenditures, net (1)                       $119,033               $98,846
Cash flow from operations (1)                       $228,483              $194,440
Return on assets (annualized)                            6.6%                  4.5%
Total tractors (at quarter end)
     Company                                           6,595                 6,575
     Owner-operator                                      680                   675
                                                  ----------            ----------
          Total tractors                               7,275                 7,250

Total trailers (truck and intermodal,
   quarter end)                                       23,850                23,880


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                                BALANCE SHEET DATA
                                                       (In thousands, except share amounts)

                                                         12/31/10                 12/31/09
                                                        ----------               ----------
ASSETS
Current assets:
   Cash and cash equivalents                               $13,966                  $18,430
   Accounts receivable, trade, less allowance of
    $9,484 and $9,167, respectively                        190,264                  180,740
   Other receivables                                        10,431                   10,366
   Inventories and supplies                                 16,868                   12,725
   Prepaid taxes, licenses and permits                      14,934                   14,628
   Current deferred income taxes                            27,829                   24,808
   Other current assets                                     23,407                   22,807
                                                        ----------               ----------
      Total current assets                                 297,699                  284,504
                                                        ----------               ----------

Property and equipment                                   1,549,637                1,580,711
Less - accumulated depreciation                            708,582                  708,809
                                                        ----------               ----------
      Property and equipment, net                          841,055                  871,902
                                                        ----------               ----------

Other non-current assets                                    12,798                   16,603
                                                        ----------               ----------
                                                        $1,151,552               $1,173,009
                                                        ==========               ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                        $57,708                  $47,056
   Insurance and claims accruals                            71,857                   65,667
   Accrued payroll                                          18,838                   17,567
   Other current liabilities                                20,037                   16,451
                                                        ----------               ----------
      Total current liabilities                            168,440                  146,741
                                                        ----------               ----------

Other long-term liabilities                                 10,380                    8,760

Insurance and claims accruals, net of current portion      113,250                  113,500

Deferred income taxes                                      190,507                  199,358

Stockholders' equity:
   Common stock, $.01 par value, 200,000,000 shares
    authorized; 80,533,536 shares issued; 72,644,998
    and 71,896,512 shares outstanding, respectively            805                      805
   Paid-in capital                                          91,872                   92,389
   Retained earnings                                       728,216                  778,890
   Accumulated other comprehensive loss                     (3,420)                  (5,556)
   Treasury stock, at cost; 7,888,538 and 8,637,024
    shares, respectively                                  (148,498)                (161,878)
                                                        ----------               ----------
      Total stockholders' equity                           668,975                  704,650
                                                        ----------               ----------
                                                        $1,151,552               $1,173,009
                                                        ==========               ==========


      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and local van; expedited; temperature-controlled; and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

     Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.